Exhibit 99.1

Applied DNA Receives Extension from Nasdaq

STONY BROOK, N.Y., October 3, 2019 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA”) (“we,” “us,” “our,” the “Company”), a leader in large-scale PCR-based DNA manufacturing, today announced that the Nasdaq Hearings Panel (the “Panel”) , has granted Applied DNA’s request for an extension through December 31, 2019, to comply with all applicable criteria for continued listing of the Company’s securities on The Nasdaq Capital Market (“Nasdaq”), including the minimum $1.00 bid price and $2.5 million stockholders’ equity requirements. During the extension, Applied DNA’s securities will remain listed on Nasdaq.

“We are appreciative of the Nasdaq Hearings Panel’s decision to grant us our requested extension to evidence compliance with all applicable requirements for continued listing on Nasdaq. The management team and Board of Directors place the highest priority on our continued listing, and we want to assure all stakeholders that we continue to work diligently on executing on our compliance plan,” stated Dr. James A. Hayward, president and CEO of Applied DNA.

The Company is diligently working to comply with the minimum $1.00 bid price and $2.5 million stockholders’ equity requirements; however, there can be no assurance that the Company will be able to regain compliance with the applicable listing criteria within the period granted by the Panel.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

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Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its ability to continue as a going concern, its history of net losses, limited financial resources, limited market acceptance, uncertainties relating to its ability to maintain its NASDAQ listing in light of delisting notices received, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018, as amended, our subsequent quarterly reports on Form 10-Q filed on February 7, 2019, May 9, 2019 and August 13, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com web: www.adnas.com

twitter: @APDN